UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2020

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

2020 Offering

On July 6, 2020, Gevo, Inc. (the “Company”) completed a public offering (the “Offering”) of (i) 20,896,666 Series 1 units (the “Series 1 Units”) at a price of $0.60 per Series 1 Unit, and (ii) 9,103,334 Series 2 units (the “Series 2 Units”) at a price of $0.59 per Series 2 Unit. The Offering was made under an effective registration statement on Form S-1 filed with the Securities and Exchange Commission (File No. 333-238548), declared effective on June 30, 2020.

Each Series 1 Unit consists of one share of the Company’s common stock and one Series 2020-A warrant to purchase one share of the Company’s commons stock (each, a “Series 2020-A Warrant”). Each Series 2 Unit consists of a pre-funded Series 2020-B warrant to purchase one share of the Company’s common stock (each, a “Series 2020-B Warrant” and, together with the Series 2020-A Warrants, the “Warrants”) and one Series 2020-A Warrant. The Series 2020-A Warrants are exercisable beginning on the date of original issuance and will expire five years from the date of issuance, at an exercise price of $0.60 per share. The pre-funded Series 2020-B Warrants are exercisable beginning on the date of issuance at a nominal exercise price of $0.01 per share of common stock any time until the Series 2020-B Warrants are exercised in full. In connection with the Offering, the Company issued Series 2020-A Warrants to purchase an aggregate of 30,000,000 shares of common stock.

In connection with the Offering, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional investors. The Purchase Agreement contains customary representations and warranties of the Company, termination rights of the parties, and certain indemnification obligations of the Company and ongoing covenants of the Company.

The net proceeds to the Company from the Offering were approximately $16.2 million, after deducting placement agent fees and other estimated offering expenses payable by the Company, and not including any future proceeds from the exercise of the Warrants. The Company intends to use the net proceeds from the Offering to fund working capital and for other general corporate purposes.

The foregoing descriptions of the Series 2020-A Warrants, the Series 2020-B Warrants and the Purchase Agreement do not purport to be complete and are subject to, and are qualified in their entirety by, the full text of such documents, copies of which are attached as Exhibits 4.1, 4.2 and 10.1, respectively, to this Current Report on Form 8-K, and are incorporated herein by reference.

Second Supplemental Indenture

On July 2, 2020, in connection with the Offering, the Company and its subsidiaries entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”) and collateral trustee (the “Collateral Trustee”) and the Requisite Holders (as defined therein), relating to the Company’s 12.0% Convertible Senior Secured Notes due 2020/2021. The Second Supplemental Indenture amends that certain Indenture, by and among the Company, and its subsidiaries, as guarantors, the Trustee, and the Collateral Trustee, dated as of January 10, 2020, to, among other things, permit the Offering and issuance of the Warrants, and the incurrence of indebtedness by the Company under the Warrants.

The foregoing description of the Second Supplemental Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the full text of the document, a copy of which is attached hereto as Exhibit 4.3 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Series 2020-A Warrant.
4.2	Form of Series 2020-B Warrant.
4.3

Second Supplemental Indenture, dated July 2, 2020, by and among Gevo, Inc., the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, and the Requisite Holders.

10.1	Form of Securities Purchase Agreement.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: July 8, 2020	By:	/s/ Geoffrey T. Williams, Jr.
Geoffrey T. Williams, Jr.
General Counsel and Secretary